Exhibit 99.1
PRESS RELEASE

For Immediate Release - April 1, 2004

FOR MORE INFORMATION, CONTACT:

W. Moorhead Vermilye - President, Shore Bancshares, Inc.
(410) 822-1400

Thomas Evans, President and CEO, The Felton Bank
(302) 284-1630

                     SHORE BANCSHARES AND MIDSTATE BANCORP
                                COMPLETE MERGER

 Easton, Maryland and Felton, Delaware, April 1, 2004 - Shore Bancshares, Inc. (Nasdaq: SHBI), headquartered in Easton, Maryland, and Midstate Bancorp, Inc., headquartered in Felton, Delaware, announced jointly today that they have completed the merger of Midstate Bancorp with and into Shore Bancshares. As a result of the merger, The Felton Bank, a Delaware bank, became a wholly-owned subsidiary of Shore Bancshares.

 Under the terms of the merger agreement, each outstanding share of Midstate Bancorp common stock will be exchanged for (i) $31.00 in cash, plus (ii) 0.8732 shares of Shore Bancshares common stock, with cash being paid in lieu of fractional shares at the rate of $33.83 per share. Shore Bancshares anticipates that it will pay approximately $2,953,710 in cash and issue approximately 82,786 shares of common stock to stockholders of Midstate Bancorp in connection with the merger. Prior to the merger, Shore Bancshares had approximately 5,409,967 shares of common stock issued and outstanding.

 "We are very excited about the opportunities that Shore Bancshares and The Felton Bank will have as a result of the merger," commented W. Moorhead Vermilye, President and CEO of Shore Bancshares. "We believe that the acquisition of The Felton Bank is another step towards achieving our goal of becoming the premier financial services company in the region."

 "We are happy to be part of the Shore Bancshares family," said Tom Evans, President and CEO of The Felton Bank. "We believe that this merger and the resulting relationship with Shore Bancshares and its affiliates will provide The Felton Bank with a myriad of resources that will help us meet the growing banking needs of our customers."

 Prior to the merger, Midstate Bancorp had assets of approximately $51 million. The Felton Bank operates an office in Felton, Delaware and an office in Milford, Delaware. W. Edwin Kee, Jr., Chairman of the Board of Midstate Bancorp, will be appointed to the Board of Directors of Shore Bancshares and Thomas Evans, President of The Felton Bank, will continue to serve in that capacity.

 Shore Bancshares, Inc., with assets of approximately $705 million, is the largest independent financial holding company located on the Eastern Shore of Maryland. Shore Bancshares is also the parent company of The Talbot Bank of Easton, Maryland located in Easton, Maryland and The Centreville National Bank of Maryland located in Centreville, Maryland, which together operate 12 full service branches in the Maryland counties of Kent, Queen Anne's, Talbot, Caroline and Dorchester. Shore Bancshares offers a full range of insurance products and services to its customers through The Avon-Dixon Agency, LLC, Elliott Wilson Insurance, LLC, and Mubell Finance, LLC, and investment advisory services through Wye Financial Services, LLC, all of which are wholly-owned subsidiaries.

 This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in "Risk Factors" in Item 1 of Part I of the Annual Report of Shore Bancshares, Inc. on Form 10-K for the year ended December 31, 2003. Except as required by applicable laws, Shore Bancshares, Inc. does not intend to publish updates or revisions of any forward-looking statements it makes to reflect new information, future events or otherwise.